Artisan Partners Funds, Inc.

1940 Act File No. 811-8932

Report on Form N-SAR for the period ended March 31, 2012

Sub-Item 77I:       Terms of new or amended securities

Effective February 1, 2012, Artisan Mid Cap Value Fund and Artisan Small Cap Value Fund offer Institutional Shares to institutional and other investors. The new class was initially offered pursuant to a prospectus dated February 1, 2012 for the Institutional Shares of Artisan Mid Cap Value Fund and Artisan Small Cap Value Fund.  The amendment to the amended and restated articles of incorporation for Artisan Partners Funds, Inc. relating to the Institutional Shares of Artisan Mid Cap Value Fund and Artisan Small Cap Value Fund was filed as exhibit (a)(22) to post-effective amendment no. 53 to the registration statement of Artisan Partners Funds, Inc., Securities Act file number 33-88316, filed on November 22, 2011.